UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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EASTERLY GOVERNMENT PROPERTIES, INC.

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2020 Annual Meeting Supplemental Information April 23, 2020 Exhibit 99

2 We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all the proposals included in our 2020 Proxy Statement, filed with the SEC on April 6, 2020. Specifically, we are requesting that you vote “FOR” Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers. We believe our executive compensation program is effectively designed and closely aligned with the interests of our stockholders. We have historically garnered strong shareholder support for our executive compensation program as evidenced by 98.3% and 98.1% of our shareholders voting in favor of our “Say-on-Pay” proposal in 2019 and 2018, respectively. In addition, Glass Lewis has recommended that its clients vote “FOR” our 2020 “Say-on- Pay” proposal. However, we are disappointed that another proxy advisory firm, Institutional Shareholder Services (ISS), did not reach the same conclusion this year as in prior years when they have supported our executive compensation program. This supplemental information is intended to facilitate discussions with shareholders in advance of the Annual Meeting and sets forth the reasons for our disagreement with ISS. Annual Meeting of Stockholders to be Held on May 5, 2020

3 Executive Compensation Program - Executive Summary We believe our executive compensation program is closely aligned with the interests of our shareholders and supports our objectives of delivering consistent and steady growth over the long term Total compensation for our executives is heavily weighted on performance (80.9% of total 2019 compensation for our CEO was at-risk and 77.7% of total 2019 compensation for our other named executive officers was at-risk) Annual incentive objectives are determined based on our guidance and our strategy of delivering steady, consistent growth Annual long-term incentive awards are majority performance-based and based on multi-year objectives The successful execution of our strategy has resulted in consistent growth since our initial public offering in February 2015 (IPO) and market leading total shareholder return (TSR) Since IPO (February 2015) 2019 (Most Recent Fiscal Yr) Year-to-Date 2020 (Amidst COVID-19) Best Performing Office REIT In MSCI US REIT Index

4 Since our IPO, we have generated strong risk-adjusted returns for our shareholders over the long-term through the acquisition, development and management of Class A commercial properties with leases backed by the U.S. Government. As shown below, we have been the top performing office REIT within the MSCI US REIT Index as well as one of the top performing REITs, since our IPO, in 2019 and thus far in 2020, even amidst the COVID-19 pandemic and resulting market turmoil. Consistently Strong TSR Performance *As of April 20, 2020 59.4% 25.8% 30.7% DEA MSCI US REIT Index Office REITs in the MSCI US REIT Index 2019 TSR Performance 100.3% 31.3% 27.2% DEA MSCI US REIT Index Office REITs in the MSCI US REIT Index TSR Performance Since IPO 15.7% -25.1% -26.6% DEA MSCI US REIT Index Office REITs in the MSCI US REIT Index YTD YTD 22002200* *T TSSRR P Peerfroformrmaannccee DEA MSCI US REIT Index Office REITs in the msci us reit index tsr performance since ipo 2019 tsr performance ytd 2020* tsr performance #1 office reit within the msci us reit index since ipo #1 office reit and top 10 of all reits within the msci us reit index for 2019 #1 office reit and top 3 of all reits within the msci us reit index for 2020 ytd (as of April 20, 2020) *as of April 20, 2020

5 We have demonstrated strong shareholder support as evidenced by 98.3% of our shareholders voting in support of our compensation program in 2019 and 98.1% voting in support in 2018, the first opportunity our shareholders had to cast a “Say-on-Pay” vote. For 2020, Glass Lewis has recommended that its clients vote “FOR” our “Say-on-Pay” proposal However, we are disappointed that ISS did not reach the same conclusion this year as in prior years when they have supported our executive compensation program, despite noting that our CEO’s pay falls below the median and is aligned with our relative TSR performance. Historically Strong Shareholder Support Last year, ISS recommended its clients vote “FOR” our “Say-on-Pay” Proposal and stated no concerns were identified giving our compensation pillar score of a “2,” which is the second best score possible on ISS’ scale of 1-10. Our bonus program was identical in structure between 2018 and 2019. 2018 2019 2020 98.1% 98.3% tbd iss recommendation for glass lew recommendation for iss recommendation for glass lewis recommendation for iss recommendation against glass lewis recommendation for

6 In its review of our 2019 executive compensation program, ISS notes the following within their quantitative analysis: – CEO total pay is below the median (at 0.96x the median) of ISS-selected peers for 2019 Note this figure includes the value of a one-time retention grant awarded to Mr. Trimble in 2019 Excluding this one-time retention grant, Mr. Trimble’s total pay would be even further below the median at approximately 0.8x the median of ISS-selected peers for 2019 – 3-year average CEO total pay is 0.71x the median of ISS-selected peers, or nearly 30% below the median of the ISS-selected peer CEOs – Pay and performance are aligned on a relative basis, with 3-year average pay below the median of peers and strong TSR performance that is well above the median for the 3-year period assessed ISS’ Positive View of Our Executive Compensation Program

7 ISS Issue: Half of the annual incentives are based on individual performance and the company has not disclosed a rationale for setting the targets for one objective measure below prior year's actual results. Easterly Response: Our annual incentive cash bonus program is based on the achievement of both objective financial performance criteria (50%) and individual, subjective performance criteria (50%). The objective financial measures are determined based on Company-disclosed financial guidance and we believe are consistent with market expectations and the growth trajectory of the Company. We use FFO per share on a fully diluted basis and acquisition volume as our objective financial criteria. The structure of our 2019 annual cash bonus program reflects a continuum of an evolution, in which for the first few years post-IPO, we had an entirely subjective framework and now utilize a design that is consistent with our peers. The structure of our 2018 annual cash bonus program, which garnered the strong support of our shareholders and a positive “Say-on-Pay” recommendation from ISS, is the same as the structure of our 2019 annual cash bonus program. The acquisition volume target for 2019 was set below the prior year’s actual results, although the target was aligned with our guidance target for the year. While our target was lower than actual acquisitions in 2018, that year represented a record year for transaction volume for our Company, due to an acquisition of a portfolio of 14 properties, that we believe was not a suitable baseline for setting the 2019 goal. Despite this goal being set at a lower level than the prior year, though more in line with longer-term growth goals and historical acquisition levels, the Company achieved performance that was only modestly above target, rather than at maximum performance, underscoring the rigor of this goal. The other metric, FFO per Share on a fully diluted basis, was set at a level that was higher than the prior year. ISS Cited Issues and Responses: Performance Criteria for Annual Incentive Cash Bonus

8 ISS Issue: Majority of the equity awards lack performance criteria. Shareholders may note that a portion of the equity awards was granted as a one-time retention award and is not expected to be recurring. Easterly Response: Dating back to our IPO, our long-term incentive programs have always been majority performancebased. For 2019 grants, approximately 73% of annual long-term incentive awards made to our named executive officers were tied to our absolute and relative TSR performance measured over a multi-year period. For 2019 long-term incentive goals, our performance is quantitatively measured against absolute TSR, Index Relative TSR and US Treasury Relative return. As disclosed in our proxy filing on page 37, for 2020, our program will continue to be majority (60%) performance-based, with our performance measured against our absolute and relative TSR performance as well as certain operational performance all spanning a multi-year period. We believe that our long-term incentive program supports the objectives of aligning the interests of our named executive officers with those of our shareholders over the longer term and has focused our officers on delivering top of market returns for our shareholders. ISS Cited Issues and Responses: Majority Performance-Based Long-Term Incentive Awards

9 Annual Meeting of Stockholders to be Held on May 5, 2020 Our Board of Directors urges you to vote “FOR” all director nominees and “FOR” all other matters to be voted on at our Annual Meeting, including the approval of the compensation of our named executive officers. Thank you for your continued support!